EXHIBIT 23.12

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, which will be filed by Ampal – American Israel Corporation in February 2007, of our report dated March 27, 2006 relating to the financial statements of Ophirtech Ltd’s 2005 Annual report to shareholders, which appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Kesselman & Kesselman CPAs (ISR) A member of Pricewaterhouse Coopers International Limited

Tel-Aviv, Israel
February 22, 2007